Exhibit 10.1

CONTRACTORS AGREEMENT

THIS CONTRACTOR’S AGREEMENT (the "Agreement"), effective April 23, 2026 (hereinafter called “Start Date”) by and between Mobile Global Esports Inc., a Delaware-based, OTC-registered, stock-based, for-profit corporation having an office and principal place of business at 500 Post Road East, Westport, Connecticut 06880 (hereinafter called "MGAM") and Rodney Lewis (hereinafter called "Contractor” and each a “Party” together the “Parties”). WHEREAS, contractor desires to be contracted by MGAM as the Chief Financial Officer (“CFO”); and

WHEREAS, This Agreement shall be governed by the laws of the State of Connecticut and shall be construed in accordance therewith.

NOW, THEREFORE, for and in consideration of the promises and covenants herein contained, and other good and valuable consideration, the receipt whereof by each Party hereto is hereby acknowledged, the Parties agree as follows:

1. Duties: MGAM hereby agrees to contract the contractor, and contractor hereby accepts contract, to render CFO services upon all of the terms and conditions hereinafter set forth.

2. Term and Termination: This Agreement shall commence on the Start Date and will continue automatically unless either Party gives the other Party written notice that it wishes to terminate this Agreement. Notice of termination by either Party must be given at least 14 (fourteen) days before the termination will occur. MGAM is relying on the contractor to begin providing services under this Agreement on the designated Start Date and the contractor affirms the contractor's commitment to commence services on the designated Start Date.

3. Compensation and Benefits. For all services rendered by the contractor under this Agreement, MGAM shall pay the Contractor compensation which shall consist of share-based compensation. Share-based compensation in Company shares will be 1,5000,000 (One Million, five hundred thousand) stock options issued at the market price of $0.017 on the Start Date. In addition to compensation, the contractor will have the opportunity to participate in any various Company benefit plans, as they are established by the Company. Contractor’s contract shall be contingent upon MGAM’s maintenance of a Directors and Officers (D&O) insurance policy with the CFO being a covered officer of MGAM. During the term of this Agreement, Contractor will be reimbursed for fees required for Contractor to maintain Contractor’s existing status as a Certified Public Accountant (CPA), as well as Contractor’s reasonable expenses incurred for the benefit of MGAM.

4. Extent of Services and Responsibilities: Contractor’s duties shall include, but not be limited to, those outlined in the MGAM job description for the position of CFO, as may be from time to time modified by MGAM, and such additional duties as may reasonably be assigned by MGAM.

5. Disclosure and Confidentiality of Information: Contractor recognizes and acknowledges that Contractor will be given access to certain of MGAM's confidential business data including, but not limited to, methods of operation, software products and the like; and that the same are valuable, special and unique assets of MGAM's business. Contractor will not and shall not, during or after the termination of Contractor’s contract, irrespective of the time, manner or cause of said termination, directly or indirectly, disclose any confidential data and/or trade secrets to any person, firm, corporation, association, or other entity. Upon termination of Contractor’s contract, irrespective of the time, manner or cause of said termination, Contract will surrender to MGAM all lists, books, records, materials, memoranda, and any other MGAM property belonging to MGAM.

6. Indemnity. MOGO and its board of directors agree to indemnify, defend, and hold harmless Lewis, in full, from and against any and all claims, liabilities, losses, damages, expenses (including reasonable attorneys’ fees and costs), judgments, or proceedings arising out of or related to (i) any dealings, acts, omissions, or events prior to the date this contract becomes official, or (ii) any claims made against the company that took place prior to Lewis’s hiring as CFO of MGAM.

This indemnification shall apply regardless of whether such claims, liabilities, or proceedings relate to Lewis’s role as CFO or otherwise, and shall include advancement of expenses as they are incurred, subject to Lewis providing a customary undertaking to repay such advances if it is ultimately determined that he is not entitled to indemnification.

Notwithstanding the foregoing, no indemnification shall be provided under this Section 6 for any claim, liability, or expense that is finally adjudicated to have resulted directly from Lewis’s own fraudulent act, willful misconduct, or knowing violation of law committed by him personally.

7. Miscellaneous.

(a) This Agreement constitutes the entire Agreement regarding the terms and conditions of Contractor’s contract with the MGAM. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of contract.

(b) The terms of Contractor’s contract shall be governed by the laws of Connecticut. By signing this Agreement, Contractor agrees that any action, demand, claim or counterclaim in connection with any aspect of Contractor’s contract with MGAM, or any separation of contract (whether voluntary or involuntary) from MGAM, shall be resolved in a court of competent jurisdiction in Connecticut.

(c) The terms and provisions of this Agreement may be modified or amended only by written agreement executed by both Parties. The terms and provisions of this Agreement may be waived, or consent for the departure from its terms granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent. As this Agreement is personal to Contractor, Contractor may not assign Contractor’s rights and obligations under this Agreement. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties and shall inure to the benefit of any successors and/or permitted assigns of the Parties.

Acknowledged and agreed:

Contractor

By:	/s/ Rodney Lewis
Rodney Lewis

MGAM

By:	/s/ Brett Rosin
Name:	Brett Rosin
Title:	Chief Executive Officer